Exhibit 5.1
Gregg P. Barnard
E-MAIL: gbarnard@woodburnandwedge.com
DIRECT DIAL: (775) 688-3025
March 14, 2008
Endeavour International Corporation
1001 Fannin, Suite 1600
Houston, Texas 77002
Ladies and Gentlemen:
     This opinion is delivered in connection with a Registration Statement on Form S-3, filed with the Securities Exchange Commission on the date hereof (the “Registration Statement”) by Endeavour International Corporation, a Nevada corporation (the “Company”), relating to the registration of up to 56,037,910 shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”) of which (i) 5,093,750 shares of Common Stock have been issued to John N. Seitz; (ii) 2,546,875 shares of Common Stock have been issued to William L. Transier; (iii) 2,312,500 shares of Common Stock have been issued to PGS Exploration (UK) Ltd; (iv) 2,546,875 shares have been issued to Linda Transier, and (v) 43,537,910 shares of Common Stock may be issued upon conversion of those certain 11.5% Guaranteed Convertible Bonds due 2014 (the “Bonds”) issued by Endeavour Energy Luxembourg S.a.r.l., a subsidiary of the Company (the “Issuer”), pursuant to that certain Trust Deed, dated January 24, 2008, made by and among the Issuer, Company and BNY Corporate Trustee Services Limited (the “Trust Deed”). The shares of Common Stock referred to in items (i), (ii), (iii) and (iv) above are hereinafter collectively referred to as the “Selling Shareholders’ Shares” and the shares of Common Stock referred to in item (v) above are hereinafter collectively referred to as the “Conversion Shares”. As special Nevada counsel for the Company, we advise you as follows.
     In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended to the date hereof, the Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the issuance of the Selling Shareholders’ Shares, the Trust Deed and the Bonds, the Registration Statement, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents. We have further assumed that at the time of the issuance of the Conversion Shares, that the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.

Endeavour International Corporation
March 14, 2008

     Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:
     1. The Company is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing under said laws.
     2. The Selling Shareholders’ Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     3. Upon conversion of the Bonds into shares of the Company’s Common Stock in accordance with the provisions of the Bonds and Trust Deed, the Conversion Shares issued in connection with the conversion of the Bonds, will be validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.
     We hereby consent:
1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;
2.	To the statements with reference to our firm made in the Registration Statement of the Company on Form S-3; and
     3.   To the filing of this opinion as an exhibit to the Registration Statement.
     In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations

Endeavour International Corporation
March 14, 2008

thereunder.

Sincerely, WOODBURN and WEDGE
By:	/s/ Gregg P. Barnard
Gregg P. Barnard